Exhibit 8.1

February 6, 2026

Rare Element Resources Ltd.

P.O. Box 80

Firestone, CO 80520

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Rare Element Resources Ltd., a company organized under the laws of the Province of British Columbia, Canada (“RER”), in connection with the issuance to holders of RER common shares of non-transferable rights to subscribe for new RER common shares (the “Rights”), as described in the prospectus supplement, dated February 6, 2026 (the “Prospectus Supplement”), to the base shelf prospectus filed on April 15, 2025, and forming a part of the registration statement on Form S-3 (File No. 333-286231), as amended, filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”).

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Prospectus Supplement, (ii) the tax representation letter of RER delivered to us for purposes of this opinion (the “Representation Letter”), and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.            The transactions contemplated by the Prospectus Supplement will be consummated in accordance therewith and as described therein, and that no transaction or condition described therein and affecting this opinion will be waived or modified in any respect;

2.            All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all material respects and will remain true, complete and correct in all respects up to and including the effective time of the Rights offering, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions and representations or which make any such factual statements, descriptions and representations untrue, incomplete or incorrect at the effective time of the Rights offering; and

3.            Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all material respects and will continue to be true, correct and complete in all material respects at all times up to and including the effective time of the Rights offering, in each case without such qualification.

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Rare Element Resources Ltd.

February 6, 2026

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Prospectus Supplement, we confirm that the statements in the Prospectus Supplement concerning United States federal tax matters under the heading “Material United States Federal Income Tax Consequences” constitute the opinion of Davis Graham & Stubbs LLP.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.            This opinion represents our legal judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Rights offering. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.            No opinion is expressed as to any transaction other than the Rights offering as described in the Prospectus Supplement or to any matter whatsoever, including the Rights offering, if, to the extent relevant to our opinion, either all the transactions described in the Prospectus Supplement are not consummated in accordance with the terms of the Prospectus Supplement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Prospectus Supplement and the Representation Letter, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Prospectus Supplement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion with the SEC as an exhibit to the Prospectus Supplement and to the reference to our firm name therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP